News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Ian Chadsey, Manager, Investor Relations (905) 238-3904 Email: investor.relations@tlcvision.com

TLC Vision Announces Filing of 8-K Regarding Amendment to Shareholder Rights Plan

St. Louis, Missouri, June 17, 2005 —TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today it has filed a Form 8-K with the U.S. Securities and Exchange Commission regarding an amendment to its previously adopted Shareholder Rights Plan (the “Plan”). The Plan has been submitted to TLCVision’s shareholders for ratification at TLCVision’s upcoming annual and special meeting scheduled for June 23, 2005. The technical amendment to the definition of “Pro Rata Acquisition” is described in the Form 8-K and has been made at the suggestion of a shareholder rights advocate group to more fully conform the Plan to their current guidelines.

The Plan is designed to ensure fair treatment for all shareholders in the event of a takeover bid and to provide shareholders and TLCVision’s Board of Directors with adequate time to evaluate any bid for the Company and to take steps to maximize shareholder value in the event of any such bid. TLCVision previously had a shareholder rights plan in place which expired in November 2004. TLCVision’s Board of Directors adopted the current Plan on March 4, 2005, however, if shareholders do not confirm the Plan at the meeting, the Plan and associated rights will terminate and cease to be effective. The Company is not aware of any contemplated takeover bid.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality care. We maintain leading positions in Refractive, Cataract and Optometric Services markets, plus the AMD market through our significant ownership in OccuLogix, Inc (NASDAQ: RHEO, TSX: RHE). The key drivers of TLCVision‘s strategy are our affiliated network of over 13,000 eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by strong financial performance, a culture of operational excellence and an experienced management team.. The Company’s common shares trade on the NASDAQ National Market under the symbol ‘TLCV’ and on the Toronto Stock Exchange under the symbol ‘TLC’. More information about the Company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.